CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment #1175/1177 to the Registration Statement on Form N-1A of Advisors Series Trust and to the use of our report dated April 29, 2024 on the financial statements and financial highlights of Pzena Mid Cap Value Fund, Pzena Small Cap Value Fund, Pzena Emerging Markets Value Fund, Pzena International Small Cap Value Fund, and Pzena International Value Fund, each a series of Advisors Series Trust, appearing in Form N-CSR for the year ended February 29, 2024, which are also incorporated by reference into the Registration Statement.

/s/TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
June 27, 2025